
Yayoi Kusama (b. 1929)
Initial Offering Price
$3,867,000
Offering Circular
sec.gov
Similar Sales
Record Price
Repeat Sales
In May 2022, a white Infinity Net from 1959 sold at auction for $10,496,000, making Yayoi Kusama one of only two living female artist to achieve an auction result in excess of over $10 million.
INVESTMENT THESIS
Price Appreciation of Similar Works
19.7%
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Yayoi Kusama
1.28
All Art
0.42
S&P 500
0.47
53% Progress
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Yayoi Kusama

(b. 1929)

Why we like this offering

1. Yayoi Kusama's Dot paintings stem from the artist's life-long obsession with polka dots, a product of her obsessive compulsive disorder. The proliferation of polka dots on the artist's canvases, sculptures, and installations since the 1950s have made them a signature motif in Kusama's oeuvre.
2. Yayoi Kusama is represented by David Zwirner Gallery, Gagosian Gallery, and Victoria Miro Gallery and is counted among the most expensive living women artists at auction. According to ArtTactic's 2022 annual auction review report, Kusama achieved total turnover in excess of $68 million (inclusive of Buyer's Premium), placing her fifth among the top ten Post-War artists to sell at auction for the year.
3. The Artwork is a large-scale triptych that features three silver polka-dotted compositions on a solid black background. The dots vary in size to cover as much of the canvas as possible, leaving just enough space between the dots for the black background to be visible.
4. Kusama paints the dots with a translucent silver impasto, which creates a mirror effect that adds to the overwhelming alloverism of the scale and composition of the Artwork.
5. At a whopping 6 by 12 feet, the Artwork is tied for the 10th largest painting by Yayoi Kusama to be offered at auction and the largest ever to be offered by Masterworks.
6. Auction records for artworks similar to the Artwork are led by: *The Evening Sun (TOXAT)* (2007), which sold for $2,808,972 in May 2022, *Dots Obsession* (2013), which sold for $2,371,766 in December 2022, and *Infinity-Dots (AB)* (2003), which sold for $2,204,471 in December 2021, all of which are smaller than the offering.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$96,377,662	133	$8,800,000



Turnover by Year
96.4M
72.3M
48.2M
24.1M
11 12 13 14 15 16 17 18 19 20 21 22



Lots Auctioned
Sold
Unsold
204
153
102
51
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	$3,867,000
Offering Circular	sec.gov/edgar

Painting







About Yayoi Kusama

Yayoi Kusama (b. 1929, Japan) is considered one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture, and immersive installations.

INVEST NOW

YAYOI
KUSAMA

b. 1929, JAPAN



$3,867,000
INITIAL OFFERING

29.7% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	**▲1.33** SHARPE RATIO[3]
25.1% ANNUAL GROWTH OF RECORD PRICE[4]	**24.1%** MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Acrylic on canvas | 78 × 153 in.

Yayoi Kusama is one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture and immersive installations.

Yayoi Kusama's Dot paintings stem from the artist's life-long obsession with polka dots, a product of her obsessive compulsive disorder. The proliferation of polka dots on the artist's canvases, sculptures, and installations since the 1950s have made them a signature motif in Kusama's oeuvre. The Artwork is a large-scale triptych that features three silver polka-dotted compositions on a solid black background. The dots vary in size to cover as much of the canvas as possible, leaving just enough space between the dots for the black background to be visible. Kusama paints the dots with a translucent silver impasto, which creates a mirror effect that adds to the overwhelming alloverism of the scale and composition of the Artwork. The Artwork is one of the largest paintings by Yayoi Kusama to be offered at auction. Auction records for artworks similar in size and style to the Artwork are led by: The Evening Sun (TOXAT) (2007), which sold for $2,808,972 at Christie's Hong Kong on May 26, 2022, Dots Obsession (2013), which sold for $2,371,766 at Christie's Hong Kong on December 1, 2022, and Infinity-Dots (AB) (2003), which sold for $2,204,471 at K-Auction in Seoul on December 22, 2021.

Yayoi Kusama has received numerous honors and awards for her contributions to art history, including the Ordre des Arts et des Lettres of France in 2003 and Japan's Order of the Rising Sun and the Praemium Imperiale in 2006. She has been the subject of several large-scale survey exhibitions and retrospectives, including a retrospective from 2011 to 2012, which traveled to the Museo Nacional Centro de Arte Reina Sofia in Madrid, the Centre Georges Pompidou in Paris, the Tate Modern in London, and the Whitney Museum of American Art in New York; a survey of Infinity Mirrors, which traveled to the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Seattle Art Museum, The Broad in Los Angeles, the Art Gallery of Ontario in Toronto, The Cleveland Museum of Art in Ohio, and the High Museum of Art in Atlanta; and a retrospective at Gropius Bau in Berlin in 2021, which traveled to the Tel Aviv Museum of Art in 2022. The artist's work is also included in prestigious public collections around the world, such as the Museum of Modern Art in New York, the Broad Museum in Los Angeles, the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Tate Modern in London, and the artist's eponymous museum in Tokyo, among many more. In addition to her institutional success, Kusama has collaborated with luxury brands, including Louis Vuitton and Veuve Clicquot, which have further contributed to her broader recognition.

AS OF AUGUST 3, 2023, KUSAMA'S TOP AUCTION RECORDS ARE LED BY THE AFOREMENTIONED UNTITLED (NETS) (1959), WHICH SOLD ON MAY 18, 2022 FOR $10,496,000 AT PHILLIPS, NEW YORK, PUMPKIN (LPASG) (2013), WHICH SOLD ON DECEMBER 1, 2021 AT CHRISTIE'S, HONG KONG FOR HKD 62,540,000 ($8,026,633), AND INTERMINABLE NET #4 (1959), WHICH SOLD ON APRIL 1, 2019 FOR HKD 62,433,000 ($7,953,215) AT SOTHEBY'S, HONG KONG.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$3M
$2.3M
$1.5M
$0.8M
2006
2007
2009
2010
2011
2012
2014
2015
2016
2017
2019
2020
2021
2022

Yayoi Kusama (b. 1929, Japan) is a global cultural icon, admired for her installations and longtime exploration of minimalist abstractions, which began in the late 1950s. Kusama has worked actively across various media, including performance, painting, sculpture, and immersive installations. Yayoi Kusama was born in Matsumoto, Japan in 1929 and began to create art at an early age, as a way to engage with her mental illness. After she arrived in New York in 1957, the artist focused on abstraction, and developed her now infamous "Infinity Nets" series, which garnered early recognition. Kusama exhibited frequently alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. Notably, she was included in the "1961 'Whitney Annual'" at the Whitney Museum of American Art in New York. Though Kusama exhibited her "Narcissus Garden" (1966) with the support of Lucio Fontana, alongside the 33rd Venice Biennale in 1966, it was not until 1993, that she officially returned to represent Japan at the 45th edition of the show. As of May 17, 2023, Kusama continues to maintain her studio practice, and is represented by several major galleries, including David Zwirner Gallery and Victoria Miro Gallery.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: Paintings from Yayoi Kusama's Dots series that measure at least 50 inches by 50 inches in size. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.7% CAGR implied from selected sales occurring from February 9, 2007, to December 1, 2022.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yayoi Kusama has a risk-adjusted appreciation of 1.33. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Yayoi Kusama have a record price compound annual growth rate ("CAGR") of 25.1% from October 9, 1992 to December 31, 2022. This calculation is based on (i) a record price of $10,000 on October 9, 1992, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,800,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yayoi Kusama is 24.1%, which is based on 132 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yayoi Kusama was March 11, 1998, and ending on the last date a repeat sale occurred for such artist, which in the case of Yayoi Kusama was December 1, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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